Exhibit 21

Subsidiaries

Subsidiary Name	State of Incorporation / Formation	Country of Incorporation / Formation
Glaukos Germany GmbH		Germany
Glaukos Japan GK		Japan
Glaukos Australia Pty Ltd		Australia
Glaukos Canada Inc.		Canada
Glaukos France SAS		France
Glaukos Ireland Limited		Ireland
Glaukos Netherlands B.V.		Netherlands
Glaukos Produtos Médicos Ltda.		Brazil
Glaukos Sweden AB		Sweden
Glaukos UK Limited		England and Wales
Glaukos Singapore PTE. LTD.		Singapore
Glaukos Medical Spain, S.L.		Spain
Glaukos (Switzerland) AG		Switzerland
Glaukos Norway AS		Norway
GKOS Medical, Unipessoal LDA		Portugal
Glaukos Belgium		Belgium
DOSE Medical Corporation	Delaware	United States
Avedro, Inc.	Delaware	United States